                                   SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                        Duramed Pharmaceuticals, Inc.
-----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)      Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

2)      Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------

4)      Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
5)      Total Fee Paid:

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[X]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)      Amount Previously Paid:

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2)      Form, Schedule or Registration Statement No.:

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3)      Filing Party:

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4)      Date Filed:

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

                                                        REVISED PRELIMINARY COPY


                         DURAMED PHARMACEUTICALS, INC.
                             7155 EAST KEMPER ROAD
                            CINCINNATI, OHIO  45249

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:


         We are pleased to invite you to attend a Special Meeting of Stockholders of Duramed Pharmaceuticals, Inc., to be held at
___________________________________________________________   at 9:00 a.m.
(EST), on January 24, 1996 for the purpose of considering and acting upon the following:


1. A proposal to issue 120,000 additional shares of the Company's 8% Cumulative Convertible Preferred Stock, Series C (the "Series C Stock"), with the effect that, upon conversion of all shares of Series C Stock, the holders of the Series C Stock could own in excess of 20% of the number of shares of the Company's common stock outstanding prior to the issuance of the Series C Stock.

2.       Such other matters as may properly come before the meeting.


         Only stockholders of record at the close of business on December __, 1995 are entitled to receive notice of, and to vote at, the meeting.


                                        By Order of The Board of Directors


                                        E. THOMAS ARINGTON
                                        President and Chief Executive Officer

Cincinnati, Ohio
December __, 1995


         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

                                                        REVISED PRELIMINARY COPY


                         DURAMED PHARMACEUTICALS, INC.
                             7155 EAST KEMPER ROAD
                            CINCINNATI, OHIO  45249
                                 (513) 731-9900


                                PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Duramed Pharmaceuticals, Inc. (the "Company") of proxies to be voted at a Special Meeting of Stockholders to be held on January 24, 1996. This Proxy Statement and the accompanying Proxy card are first being mailed to stockholders of the Company on or about December __, 1995.



                         OUTSTANDING VOTING SECURITIES

         The number of voting securities of the Company outstanding on December __, 1995, the record date for the meeting, was _________ shares of common stock, $.01 par value (the "Common Stock"), all of one class and each entitled to one vote, owned by approximately _____ stockholders of record. A list of stockholders of the Company may be examined at the offices of the Company at the address given above.


                               PROXIES AND VOTING

         The persons named as proxies were selected by the Board of Directors of the Company and are directors or officers of the Company.

         When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted as specified at the meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot. There are no rights of appraisal or similar rights of dissenting stockholders with respect to any matter to be acted upon at the Special Meeting.

         The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and telegraph. Banks, brokerage houses and other custodians, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to their principals and in obtaining authorizations for the execution of the proxies.


         In accordance with the General Corporation Law of the State of Delaware, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote on the matter, will be sufficient to approve the proposal to be presented at the Special Meeting. Abstentions will have the effect of negative votes, and broker non-votes will be deemed to be absent shares. Votes at the meeting will be tabulated by financial management employees of the Company. The Company has not established a procedure for confidential voting.

                                  THE PROPOSAL


GENERAL

         In November 1995, the Company entered into a private placement agreement for the sale of up to 250,000 shares of 8% Cumulative Convertible Preferred Stock, Series C. Between November 14 and November 16, 1995, seven institutional investors purchased 120,000 shares of Series C Stock at a price of $100 per share, for a total purchase price of $12,000,000. The purpose of the Special Meeting is to obtain stockholder approval of the proposal (the "Proposal") to issue to eight other institutional investors (each of whom has executed a purchase contract) 120,000 additional shares of Series C Stock, also at a price of $100 per share. The existing and proposed purchasers of the Series C Stock are hereinafter referred to as the "Investors." (See "Principal Stockholders and Holdings of Management.") The Company's Board of Directors unanimously recommends that stockholders vote "FOR" the Proposal.

         The Proposal is necessary in order for the Company to comply with the requirements of the Nasdaq National Market, on which the Company's Common Stock is traded. Neither the Delaware General Corporation Law nor the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), requires stockholder approval for the issuance of the Series C Stock or the Common Stock into which it is convertible. However, because the Series C Stock is potentially convertible, at a discount from the Common Stock's market value, into an aggregate number of shares of Common Stock equal to more than 20% of the number of shares of Common Stock outstanding before the issuance of the Series C Stock, stockholder approval of the portion of the issuance which may cause the 20% limit to be exceeded is required to maintain the Common Stock's listing on the Nasdaq National Market.

         Each share of Series C Stock is convertible, at a 15% discount from the market value of the Company's Common Stock on the date of conversion, into a minimum of five and a maximum of 13.33 shares of Common Stock. See "The Series C Stock - Conversion." As of November 14, 1995, the Company had 8,068,969 shares of Common Stock outstanding. The 120,000 shares of Series C Stock issued between November 14 and November 16, 1995 are convertible into a minimum of 600,000 shares and a maximum of 1,600,000 shares of Common Stock, representing 7.4% and 19.8%, respectively, of the Common Stock outstanding on November 14, 1995. The issuance and conversion of the additional 120,000 shares of Series C Stock which are the subject of the Proposal also will result in the issuance of between 600,000 and 1,600,000 additional shares of Common Stock. The aggregate number of shares of Common Stock issuable upon conversion of the Series C Stock will be between 1,200,000 and 3,200,000 shares, representing approximately 14.9% and 39.6% of the Common Stock outstanding on November 14, 1995 before giving effect to the conversion of the Series C Stock.

REASONS FOR THE PROPOSAL

         The Company's Board of Directors believes that approval of the Proposal is in the best interests of both the Company and its stockholders.
The $12,000,000 to be received from the sale of the additional shares of Series C Stock will be of substantial assistance to the Company in its efforts to implement its operating plan and to achieve the growth necessary for long-term profitability.

         As stockholders of the Company are aware, in 1991 the Company's financial base was nearly exhausted as a result of charges incurred in 1990 due to product recalls and related inventory write-offs and as a result of substantially reduced revenue levels in 1991 due to the withdrawal of all Abbreviated New Drug Applications ("ANDAs") except those for two of the Company's products. From that time and through much of 1993, the Company's efforts were focused on three primary pursuits: continued execution of a plan to, at a minimum, generate sufficient cash flows to meet current obligations exclusive of bank debt and related interest; seeking other sources of revenue; and continuing discussions with potential sources of capital in an effort to secure the resources needed to fund the Company's recovery.

Additionally, the Company's product development efforts were focused primarily on development of a new formulation for conjugated estrogens products under an agreement with Schein Pharmaceutical, Inc.

         With improving sales and operating results commencing in 1993, the Company's operating plan was modified to begin to address the expanded product development, sales and marketing, and general corporate activities required for long-term success. Necessarily, however, the Company also continued discussions regarding potential sources of capital in an effort to secure resources for its operating plan.


         The Company believes it has made significant progress over the last four years. Pursuant to a 1992 agreement with Schein Pharmaceutical, Inc., the Company has developed a new formulation for conjugated estrogens tablets, designed to meet the bioequivalence guidance established by the federal Food and Drug Administration ("FDA") in 1991, and has filed an ANDA with the FDA for the .625 mg strength conjugated estrogens tablets. In 1994 the Company entered into agreements with Ortho-McNeil Pharmaceutical Corporation ("Ortho-McNeil") pursuant to which the Company received non-exclusive distribution rights to certain Ortho-McNeil products and Ortho-McNeil and its parent, Johnson & Johnson, provided substantial financial assistance and guarantees for the construction of the Company's new hormone replacement therapy facility. The Company's financial position has improved from a capital deficiency of $14.9 million at December 31, 1992 to a positive stockholders' equity of $1.1 million at September 30, 1995, and the Company has made substantial progress in reducing its debt to its unsecured creditors.


         Despite these accomplishments, the Company has remained in need of additional capital. Its growth since 1993 has been financed largely by debt, with total indebtedness increasing from $19.4 million at December 31, 1992 to $32.0 million at September 30, 1995. Furthermore, its current product line has been limited and its current operating results have been heavily dependent on the performance of its Methylprednisolone product. FDA approval of the Company's ANDA for conjugated estrogens has not yet been received. The Company's future profitability is dependent in great part upon its ability to develop internally, or acquire through joint ventures or otherwise, new generic products.



         To address this situation, the Company is expanding its internal research and development activities and has entered into several joint marketing and distribution arrangements. However, as the Company has noted in its public filings, it will need additional resources to carry out its plans for substantial expansion of its research and development capabilities and to pursue other planned corporate projects designed to foster long-term growth. While it is possible that the Company's capital needs could be met from new product revenues, this is not certain. Accordingly, the Company has sought to obtain the additional capital required to execute the Company's business plan from other sources. The sale of the 240,000 shares of Series C Stock follows from this effort. Although the net proceeds from the sale of the Series C Shares initially will be applied to the Company's indebtedness (see "Unaudited Pro Forma Financial Information"), the Company anticipates that the ultimate application of the net proceeds will be approximately as follows: debt reduction, $5 million, product development, $5 million, capital expenditures, $2 million and working capital, $10 million. The actual allocation of proceeds will be dependent upon a number of factors which are still being defined, including (i) the total amount of proceeds available to the Company (in particular, whether the Proposal is approved), (ii) the outcome of discussions currently in process between the Company and its bank relating to the schedule for repayment of certain of the Company's indebtedness, (iii) ongoing discussions between the Company and certain of its joint venture partners regarding product development efforts and (iv) the Company's ability to negotiate strategic alliances or acquisitions on acceptable terms. While the Company in the future may seek additional capital to support its growth as market conditions and its business may warrant, the Company believes that the proceeds from the sale of the 240,000 shares of Series C Stock will provide the funding needed to satisfy the most significant aspects of its business plans for the remainder of 1995 and for 1996.

ADVANTAGES AND DISADVANTAGES OF THE PROPOSAL.

         As discussed above under "Reasons for the Proposal," the Company believes that approval of the Proposal is in the best interests of the Company and its stockholders. In reaching this conclusion, the Board of Directors of the Company noted that there are advantages and disadvantages to the Proposal.

         The principal advantage is that the sale of the 120,000 additional shares of Series C Stock, which is expected to be completed if the Proposal is approved, will provide the Company with additional capital needed to carry out its business plan and other projects designed to promote long-term growth. The Board of Directors also noted that the terms of the Series C Stock do not include any covenants which would restrict the future business activities of the Company. Finally, the Board noted that the sale of the shares of Series C Stock will result in an increase in the book value per share of the Company's Common Stock on a pro forma basis. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

         The disadvantages noted by the Board of Directors include the fact that, while the sale of the Series C Stock and its subsequent conversion into Common Stock of the Company will not be dilutive from a book value per share point of view on a pro forma basis, the effect will be to reduce the percentage ownership of the current stockholders in the Company, which means that they will share to a lesser extent in any future success of the Company. If the Company is not able to obtain the anticipated long-term benefits from the capital infusion provided by the sale of the Series C Stock, the Company's current stockholders would have suffered a dilution in their percentage ownership of the Company without an offsetting increase in Company value. In addition, the Common Stock into which the Series C Stock may be converted will be freely tradeable upon conversion. Sales of such Common Stock in the open market from time to time could have a negative effect upon the trading price of the Company's Common Stock.

         After a review of all of these points, the Board of Directors of the Company decided that approval of the Proposal was in the best interests of the Company's stockholders.


THE SERIES C STOCK

         The Company's Certificate of Incorporation authorizes the Board of Directors (the "Board"), without further stockholder action, to provide for the issuance of up to 500,000 shares of Preferred Stock, par value $.001 per share, in one or more series, with such designated preferences, rights, qualifications, powers, restrictions and limitations as may be determined by the Board. In accordance with this authority the Board authorized the issuance of up to 250,000 shares of Series C Stock, having a stated value of $100 per share, and established the terms and conditions of those shares described below.

         Shares of Series C Stock are or, when issued, will be fully paid and nonassessable. The Series C Stock is not redeemable, and there is no redemption or sinking fund obligation with respect to the Series C Stock. There also are no restrictions on transferability of the Series C Stock The holders of shares of Series C Stock have no preemptive rights with respect to any securities of the Company. In addition to the Series C Stock, the Company has issued and outstanding 74,659 shares of Series B Non-Voting Convertible Preferred Stock (the "Series B Stock") and has authorized the issuance of 100,000 shares of Series A Preferred Stock (the "Series A Stock"), none of which has been issued. The Series B Stock and, if issued, the Series A Stock rank on a parity as to dividends and upon liquidation with the Series C Stock. The Company also currently has authorized 75,341 shares of undesignated Preferred Stock which could be issued in the future in one or more series and which could be designated as senior to, on a parity with or junior to the Series C Stock as to dividends and/or upon liquidation.

         The following description summarizes certain terms of the Series C Stock contained in the Certificate of Designation, Preferences and Rights for the Series C Stock which has been filed with the Secretary of State of Delaware. This description is qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights, a copy of which has been filed as an exhibit to the Company's

Registration Statement on Form S-3 (No. 33-64561). The Company will furnish a copy of the Certificate of Designation, Preferences and Rights to any stockholder on written or oral request, directed to Timothy J. Holt, Senior Vice President - Finance, at the address and telephone number given on page 1 of this Proxy Statement.


         Dividends. Holders of shares of Series C Stock are entitled to receive, when and as declared by the Board out of funds legally available therefor, an annual cash dividend at the rate of 8% per share. Dividends on the Series C Stock are payable quarterly in arrears on the fifteenth day of each January, April, July and October, commencing January 15, 1996, and accrue and are cumulative from the initial date of issuance, with appropriate proration for any partial dividend period. No dividend may be declared or set apart for any shares of Series C Stock unless a like dividend is declared or set apart for all outstanding shares of Series C Stock. Further, so long as any shares of Series C Stock are outstanding, no dividend may be paid on the Company's Common Stock, or on any other class of stock ranking junior to the Series C Stock in either payment of dividends or liquidation (the "Junior Stock"), unless all dividends on the Series C Stock have been paid in full for past dividend periods and dividends for the current period have been paid or have been declared and set apart.

         Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series C Stock are entitled to receive (after payment of all debts and other liabilities of the Company), out of the assets available for distribution, all accumulated and unpaid dividends on the Series C Stock before any distribution may be made to holders of Common Stock or any Junior Stock. Thereafter, the Series C Stock will share with the Company's other outstanding classes of capital stock the remaining assets to be distributed, with the Series C Stock receiving an amount per share equal to the amount to be distributed on each share of Common Stock multiplied by a fraction the numerator of which is $100 and the denominator of which is the Conversion Price (as defined under "Conversion" below). The holders of Series C Stock and all series or classes of the Company's capital stock that rank on a parity upon liquidation with the Series C Stock are entitled to share ratably in any distribution which is not sufficient to pay in full the aggregate amounts payable thereon. Neither the merger or consolidation of the Company with another corporation nor the sale or lease of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up of the Company.

         Conversion. Each share of Series C Stock is convertible at the option of the holder, with respect to its stated value of $100, into shares of the Company's Common Stock at a price (the "Conversion Price") equal to 85% of the Market Price of the Common Stock on the date of conversion, except that the Conversion Price may not be less than $7.50 (the "Minimum Price") or more than $20.00 (the "Maximum Price"). The per share Market Price of the Common Stock on any date is the average of the reported daily closing prices of the Common Stock for the 10 consecutive trading days commencing 12 trading days before that date. A holder's option to convert the holder's shares of Series C Stock may be exercised on or after February 12, 1996 as to 50% of the shares acquired by the holder and on or after March 13, 1996 with respect to the remaining shares acquired. Any shares of Series C Stock which have not previously been converted will convert automatically into shares of Common Stock on November 14, 1997. No fractional shares of Common Stock will be issued upon any conversion of shares of Series C Stock; in lieu thereof, the Company will pay a cash adjustment based on the then current fair market value of the Common Stock, as determined by the Company's Board of Directors.

         The Minimum and Maximum Prices are subject to adjustment in the event of the issuance of Common Stock as a dividend or distribution on the Common Stock or in the event of a combination, subdivision or reclassification of the Common Stock. Additionally, if the Company distributes to all or substantially all holders of its Common Stock evidences of indebtedness, assets or any other securities, or rights, warrants or options to acquire other securities, of the Company, it also must distribute these to the holders of Series C Stock or must reserve them for the benefit of the holders of Series C Stock, together with any interest, dividends or other property payable thereon.

         In the event of a merger or consolidation of the Company with or into another corporation, or the sale or transfer of all or substantially all the property or assets of the Company, the holders of shares of Series C Stock have the right to convert those shares into the kind and amount of shares or other securities or property which they would have received had all shares of Series C Stock been converted to shares of Common Stock immediately prior to such merger, consolidation or sale.

         The Company is required at all times to reserve sufficient shares of Common Stock to permit the conversion of all outstanding shares of Series C Stock.

         Voting Rights. So long as any Series C Stock is outstanding, the Company's Certificate of Incorporation may not be amended in any manner which would materially alter or change the powers, preferences or rights of the Series C Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series C Stock voting separately as a class. The holders of the Series C Stock have no other voting rights except as required by law.

         Change in Control Provisions. The Company's Certificate of Incorporation contains certain provisions which could have the effect of delaying, deferring or preventing a change in control of the Company. The Certificate of Incorporation requires the affirmative vote of holders of two-thirds of the Company's voting securities in order to approve a merger or consolidation with, a sale of all or substantially all of the Company's assets to, or similar specified transactions with, the beneficial owner of 15% or more of the Company's voting securities, unless the Company's Board of Directors approves the transaction prior to the person having become a 15% or greater beneficial owner. For purposes of this provision the Company's Common Stock currently is its only class of voting securities. Additionally, the affirmative vote of at least two-thirds of the Company's outstanding shares of Common Stock is required to amend the Certificate of Incorporation.

AGREEMENTS RELATING TO THE SALE OF THE SERIES C STOCK


         In connection with the sale of the Series C Stock, the Company entered into Registration Rights Agreements pursuant to which it agreed to register under the Securities Act of 1933 (the "Act"), at its expense, the resale by the Investors of all shares of Common Stock into which the Series C Stock is convertible. The Company has filed such a registration statement with the Securities and Exchange Commission and is awaiting its effectiveness. If effectiveness has not been obtained by February 12, 1996, the Company must make monthly payments to the Investors equal to 3% of the price paid by the Investors for the Series C Stock until effectiveness is obtained. No payment is required for any period in respect of which the Company obtains a court judgment that the failure to have the registration statement declared effective is due to causes beyond the Company's control. Once effectiveness has been obtained, the Company is obligated to maintain that effectiveness for three years or until such earlier time as the Investors may sell all unsold shares during a three-month period pursuant to Rule 144 under the Act. The Company and the Investors have agreed to indemnify each other against certain liabilities in connection with the registration statement, including liabilities under the Act.


         The Company also has agreed not to offer any shares of its Common Stock, or securities convertible into Common Stock, in a discounted transaction prior to February 7, 1996.


         Dean Witter Reynolds, Inc. ("Dean Witter"), Dillon, Read & Co., Inc. ("Dillon Read") and Shoreline Pacific, Institutional Finance Division of Financial West Group ("Shoreline Pacific") have acted as placement agents (the "Placement Agents") for the Company in connection with the sale of the Series C Stock. The Company has agreed to pay Dean Witter and Dillon Read an aggregate commission of 7% on the first $15,000,000 of Series C Stock sold and a commission of 2% of the value of any additional shares of Series C Stock sold. The Company is obligated to pay Shoreline Pacific a commission of 4% of the total value of the Series C Stock sold to the Investors. The Company also has agreed to indemnify Dean Witter, Dillon Read and Shoreline Pacific against certain liabilities relating to the sale of the Series C Stock.

OTHER INFORMATION


         The Investors are unaffiliated with the Company. No director or officer of the Company, or any of their associates, has any direct or indirect interest in the transactions which are the subject of the Proposal. The $100 per share stated value, the Conversion Price and the other terms of the Series C Stock were determined by negotiation between the Company and the Placement Agents and an assessment of the terms necessary to attract the investment capital sought by the Company.



                              UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

         The following unaudited pro forma Balance Sheet and calculation of book value per share at September 30, 1995 and earnings per share for the three and nine month periods ended September 30, 1995 were prepared assuming, on September 30, 1995, (i) the issuance of 120,000 shares of Series C Stock and the conversion of those shares of Series C Stock into a minimum of 600,000 and a maximum of 1,600,000 shares of Common Stock and (ii) the issuance and conversion of an additional 120,000 shares of Series C Stock, resulting in an aggregate minimum of 1,200,000 and maximum of 3,200,000 shares of Common Stock issued.

         The unaudited pro forma earnings per share are not necessarily indicative of the future results of operations of the Company.


Unaudited
Pro Forma Balance Sheet and Book Value per Common & Common Equivalent Share as of September 30, 1995:
                                                                                            Proposed Use of
                                                        Use of                             Proceeds from the
                                                      Proceeds from                          Issuance of an
                                                     the Issuance of                          Additional
                                                     120,000 Shares          Pro Forma     120,000 Shares of    Adjusted Pro Forma
                                  As Reported      of Series C Stock      Balance Sheet      Series C Stock       Balance Sheet
                                  -------------    -----------------      --------------   -----------------    -------------------
Current Assets                      $23,097,080           $        -         $23,097,080          $4,074,601            $27,171,681
Other Assets                         23,034,243                    -          23,034,243                   -             23,034,243
                                  -------------    -----------------      --------------   -----------------    -------------------
  Total Assets                      $46,131,323           $        -         $46,131,323          $4,074,601            $50,205,924
                                  =============    =================      ==============   =================    ===================
Current Liabilities                 $20,707,278          ($1,750,000)        $18,957,278         ($4,000,000)           $14,957,278
Revolving Credit Facility            11,985,399           (8,930,000)          3,055,399          (3,055,399)                     -
Other Long-Term Liabilities          12,331,693                    -          12,331,693                   -             12,331,693
                                  -------------    -----------------      --------------   -----------------    -------------------
  Total Liabilities                  45,024,370          (10,680,000)         34,344,370          (7,055,399)            27,288,971
                                  -------------    -----------------      --------------   -----------------    -------------------
Stockholders' Equity                  1,106,953           10,680,000          11,786,953          11,130,000             22,916,953
                                  -------------    -----------------      --------------   -----------------    -------------------
  Total Liabilities &
  Stockholders' Equity              $46,131,323           $        -         $46,131,323          $4,074,601            $50,205,924
                                  =============    =================      ==============   =================    ===================

Book value per common and
common equivalent share on
an as if converted basis:

 As Reported - Fully Diluted              $0.10
                                  =============

 If Converted @ $20.00                                                             $1.04                                      $1.93
                                                                          ==============                        ===================

 If Converted @ $ 7.50                                                             $0.96                                      $1.65
                                                                          ==============                        ===================

In November 1995, the Company received $10,680,000 from the sale of 120,000 shares of 8% Cumulative Convertible Preferred Stock, Series C net of transaction related expenses of $1,320,000. The Company used the funds received to pay down $1,750,000 borrowed under a revolving term note which carries a prime plus 2% interest rate and applied the $8,930,000 balance against its revolving credit facility which carries a prime plus 1% interest rate. After giving effect to these principal payments, the Company had $12,049,769 in borrowing capacity under these facilities based on its existing banking arrangements and collateral position as of September 30, 1995. The proposed sale of an additional 120,000 shares of 8% Cumulative Convertible Preferred Stock, Series C would result in net proceeds of $11,130,000 after paying transaction expenses of $870,000. Based upon the terms of banking arrangements existing as of September 30, 1995 the Company would utilize $4,000,000 of the proceeds to make principal payments on bank term notes, $3,055,399 to pay down the revolving credit facility and the remaining $4,074,601 would initially be deposited in to an interest bearing account. On an adjusted pro forma basis, the Company would have $15,105,168 in borrowing capacity based upon its current borrowing arrangements and collateral position as of September 30, 1995. The Company intends to ultimately use the resulting cash and borrowing capacity from the sale of the 240,000 shares of Series C Stock to execute its business plan which calls for investment in product development, capital expenditures and other projects designed to promote long-term growth. See Reasons for the Proposal, page 2, for a discussion of the ultimate use of proceeds.


Pro Forma Earnings per Share as of September 30, 1995:
                                                                    Pro Forma                   Adjusted Pro Forma
                                                              Conversion of 120,000            Conversion of 240,000
                                                             Shares of Series C Stock        Shares of Series C Stock
                                                            --------------------------     ----------------------------
                                                            If Converted  If Converted     If Converted   If Converted
                                               As Reported   @  $20.00      @  $7.50        @  $20.00        @  $7.50
                                               -----------  ------------  ------------     ------------   -------------
Three Months Ended:
Net Income                                        $317,207     $317,207       $317,207         $317,207        $317,207
                                               ===========  ==========================      ===========================
Earnings per average common
and common equivalent share outstanding -
fully diluted                                        $0.03        $0.03          $0.03            $0.03           $0.02
                                               ===========  ==========================      ===========================
Weighted average number of common
and common equivalent share outstanding -
fully diluted                                   10,682,257   11,282,257     12,282,257       11,882,257      13,882,257
                                               ===========  ==========================      ===========================
Nine Months Ended:
Net Income                                      $1,958,037   $1,958,037     $1,958,037       $1,958,037      $1,958,037
                                               ===========  ==========================      ===========================
Earnings per average common
and common equivalent share outstanding -
fully diluted                                        $0.18        $0.17          $0.16            $0.16           $0.14
                                               ===========  ==========================      ===========================
Weighted average number of common
and common equivalent share outstanding -
fully diluted                                   10,696,225   11,296,225     12,296,225       11,896,225      13,896,225
                                               ===========  ==========================      ===========================

The above table reflects the pro forma earnings per share effects of the sales of the 8% Cumulative Convertible Preferred Stock, Series C on an "as if converted into common stock" basis on September 30, 1995. Accordingly, net income has not been adjusted to reflect the reduced interest cost resulting from the reduction in the Company's borrowings, nor a dividend provision on the Series C Preferred Shares. The ultimate number of common shares issued and the effect on the Company's earnings per share will be dependent upon the conversion price on the date of conversion as described in the Series C Stock section of this proxy.

                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT


         The following table sets forth certain information with regard to the beneficial ownership of the Company's Common Stock by (i) each director and each executive officer named on the Summary Compensation Table contained in the Company's Proxy Statement for its 1995 Annual Meeting of Stockholders, individually, (ii) all directors and executive officers of the Company as a group, (iii) each of the Company's stockholders known to beneficially own more than 5% of the outstanding shares of Common Stock and (iv) for informational purposes only, all other Investors as a group. The left columns give effect to the conversion of the 120,000 shares of Series C Stock now outstanding; the right columns give effect to the further conversion of the 120,000 additional Series C Shares which are the subject of the Proposal. The numbers of shares outstanding after conversion are based upon 8,068,969 shares of Common Stock outstanding at November 14, 1995 plus 1,600,000 and 3,200,000 shares of Common Stock, respectively, issuable upon conversion of 120,000 and 240,000 shares of Series C Stock at the assumed rate of 13.33 shares of Series C Stock per share of Common Stock.

                                         Beneficial Ownership Assuming               Beneficial Ownership Assuming
                                         Conversion of 120,000 Shares of             Conversion of 240,000 Shares of
      Name                                     Series C Stock                              Series C Stock
      ----                               ------------------------------              -------------------------------
                                         Number of Shares(1)        Percent          Number of Shares(1)       Percent
                                         -------------------        -------          -------------------       -------
 E. Thomas Arington                        1,671,562                15.9%            1,671,562                 13.8%
 7155 East Kemper Road
 Cincinnati, OH  45249

 George W. Baughman                           73,000                  *                 73,000                   *

 Doane F. Darling                             66,253                  *                 66,253                   *

 Stanley L. Morgan                            72,000                  *                 72,000                   *

 S. Sundararaman                             229,216                 2.4%              229,216                  2.0%


 Jeffrey T. Arington                         127,709                 1.3%              127,709                  1.1%

 Timothy J. Holt                             106,038                 1.1%              106,038                   *

 Ivan E. Pusecker                            104,074                 1.1%              104,074                   *

 All directors and                         2,449,852                22.5%            2,449,852                 19.6%
 executive officers
 as a group (8 persons)

 Everest Capital Fund. L.P.                  590,975                 6.1%              590,975                  5.2%
 Corner House
 20 Parliament Street
 Hamilton, Bermuda  HM12

 Everest Capital International Ltd.          717,625                 7.4%              717,625                  6.4%
 Corner House
 20 Parliament Street
 Hamilton, Bermuda  HM12

 All Other Investors (2)                     600,000                 6.2%            2,200,000                 19.5%


 *Less than one percent

_______________

(1) Assumes that all outstanding shares of Series C Stock are convertible within 60 days after November 14, 1995. Otherwise, excludes shares of Common Stock subject to options or warrants which cannot be exercised within 60 days after November 14, 1995. Includes options, warrants or arrangements to purchase the following numbers of shares:
          Mr. E. Thomas Arington, 849,843 shares; Mr. Baughman, 37,000 shares; Mr. Darling, 57,834 shares; Mr. Morgan, 21,000 shares; Mr. Sundararaman, 28,000 shares; Mr. Jeffrey T. Arington, 101,001 shares; Mr. Holt, 77,734 shares; Mr. Pusecker, 60,600 shares; and all directors and executive officers as a group, 1,228,012 shares.

(2) Provided for informational purposes only. To the best of the Company's knowledge, no Investor in this group of Investors owns or will own, singly or as part of a "group," in excess of 5% of the Company's Common Stock.


          In addition to the shares listed above, The Provident Bank, One East Fourth Street, Cincinnati, Ohio (the "Bank"), owns 146,718 shares (1.8% of the 8,068,969 shares of Common Stock outstanding on November 14, 1995) of the Company's Common Stock, 74,659 shares of the Company's Series B Non-Voting Convertible Preferred Stock (the "Series B Preferred Stock") which are convertible into 746,590 shares of Common Stock, and warrants exercisable at a price of $18.125 per share for an additional 200,000 shares of Common Stock. Because of regulatory requirements, the Series B Preferred Stock may not be converted if, as a result, the Bank and certain of its affiliates would then own in excess of 5.0% of any class of the Company's voting capital stock, except that conversion is permitted immediately prior to and in conjunction with certain transactions involving the sale of the underlying Common Stock.

                           PROXY STATEMENT PROPOSALS


          Stockholder proposals received by the Company before the close of business on December 8, 1995 will be considered for inclusion in the Proxy Statement for the 1996 Annual Meeting.


                                 OTHER BUSINESS


          The Company is not aware of any business or matter which may properly be presented at the meeting other than as discussed herein. However, if any other matters do come before the meeting, or an adjournment thereof, it is intended that the proxies will vote thereon in accordance with the recommendation of the Board of Directors.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents, containing the Company's financial statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and other information concerning the Company, are incorporated herein by reference:

          1. The Company's annual report on Form 10-K for the year ended December 31, 1994.

          2. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995.

          3. The Company's Current Reports on Form 8-K dated April 5, 1995, October 12, 1995 and November 15, 1995.

          4. All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date of the Special Meeting or any adjournment thereof.


The Company will provide, without charge, to each stockholder to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the information incorporated by reference herein (not including exhibits unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Any request should be made to the attention of Timothy J. Holt, Vice President - Finance, at the address and telephone number given on page 1 of this Proxy Statement.

                                                        REVISED PRELIMINARY COPY


                         DURAMED PHARMACEUTICALS, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           PROXY FOR SPECIAL MEETING

             The undersigned hereby appoints E. Thomas Arington, and Doane F. Darling, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Special Meeting of Stockholders of Duramed Pharmaceuticals, Inc. to be held at ________________________________________________________ on January 24, 1996,
at 9:00 a.m. (EST), and at any adjournments thereof:


1. / / FOR     / / AGAINST     / / ABSTAIN        on the proposal to
                                                  issue 120,000 additional
                                                  shares of the Company's
                                                  Series C Convertible
                                                  Preferred Stock.

2. Upon such other business as may properly come before the meeting.

   The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED "FOR" THE PROPOSAL.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

   As to any other matter which properly comes before the meeting, said attorneys shall vote in accordance with their best judgment.


   Please mark: I do / /  do not / /  plan to attend the meeting.

                                   Dated_____________________________, 199_

                                   ________________________________________

                                   ________________________________________
                                           (Signature of Stockholder)


                                        IMPORTANT:  Please date and sign
                                                    exactly as name appears
                                                    hereon.  If shares are held
                                                    jointly, each stockholder
                                                    named should sign.
                                                    Executors, administrators,
                                                    trustees, etc. should so
                                                    indicate when signing.  If
                                                    the signer is a corporation,
                                                    please sign full corporate
                                                    name by duly authorized
                                                    officer.